EXHIBIT 99.1


              [Graphic - Commonwealth Bancorp, Inc. logo]



For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189



            COMMONWEALTH BANCORP, INC. DECLARES CASH DIVIDEND

NORRISTOWN, PA, SEPTEMBER 8, 1999 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.09 per share of common stock. The dividend is payable on October 8, 1999, to shareholders of record at the close of business on September 24, 1999.

Commonwealth Bancorp, Inc., with consolidated assets of $2.1 billion, is the holding company for Commonwealth Bank, which has 59 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.